Exhibit (d)(3)

INVESTMENT SUBADVISORY AGREEMENT

By and Among

Thrivent Financial for Lutherans

(formerly Aid Association for Lutherans)

and

Thrivent Series Fund, Inc.

and

Pyramis Global Advisors, LLC

INVESTMENT SUBADVISORY AGREEMENT, made as of the 13th day of November, 2006, (the “Effective Date”) by and among Thrivent Financial for Lutherans, a fraternal benefit society organized and existing under the laws of the State of Minnesota (“Adviser”), Thrivent Series Fund, Inc., a corporation organized and existing under the laws of the State of Minnesota (“Fund”), and Pyramis Global Advisors, LLC, a corporation organized and existing under the laws of the State of Delaware (“Sub-adviser”).

WHEREAS, Adviser has entered into an Investment Advisory Agreement dated as of the 1st day of January, 2002 (“Advisory Agreement”) with the Fund, which is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Fund is authorized to issue shares of the All Cap Portfolio (“Portfolio”), a separate series of the Fund; and

WHEREAS, Sub-adviser is engaged principally in the business of rendering investment supervisory management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and

WHEREAS, the Fund and Adviser desire to retain Sub-adviser as Sub-adviser to furnish certain investment advisory services to Adviser and the Portfolio and Sub-adviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

I.	Appointment. (A) Adviser hereby appoints Sub-adviser as its investment Sub-adviser with respect to the Portfolio for the period and on the terms set forth in this Agreement, and (B) Sub-adviser hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

II.

Additional Series. In the event that the Fund establishes one or more series of shares other than the Portfolio with respect to which Adviser desires to retain Sub-adviser to render investment advisory services hereunder, Adviser shall so notify Sub-adviser in writing, indicating the advisory fee to be payable with respect to the additional series of shares. If Sub-adviser is willing to render such services on the terms provided for herein, it shall so notify Adviser in writing, whereupon such series shall become a Portfolio hereunder.

III.	Duties of Sub-adviser.

A.	Sub-adviser is hereby authorized and directed and hereby agrees to (i) furnish continuously an investment program for the Portfolio, and (ii) determine from time to time what investments shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held uninvested. Sub-adviser shall perform these duties subject always to (1) the overall supervision of Adviser and the Board of Directors of the Fund (the “Board”), (2) the Fund’s Articles and By-laws (as defined below), as amended from time to time, (3) the stated investment objectives, policies and restrictions of the Portfolio as set forth in the Fund’s then current Registration Statement (as defined below), (4) any additional policies or guidelines established by Adviser or Board that have been furnished in writing to Sub-adviser, and (5) all applicable provisions of the 1940 Act, the Advisers Act, and the rules and regulations thereunder. In advising the Portfolio, the Sub-adviser shall use reasonable efforts to comply with Subchapters L and M of the Internal Revenue Code of 1986, as amended (the “Code”). In accordance with Section VII, Sub-adviser shall arrange for the execution of all orders for the purchase and sale of securities and other investments for the Portfolio’s account and will exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund might or could do with respect to such purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales, or other transactions.

B.	Sub-adviser shall have no responsibility with respect to maintaining custody of the Portfolios assets. Sub-adviser shall affirm security transactions with central depositories and advise the custodian of the Portfolio (“Custodian”) or such depositories or agents as may be designated by Custodian and Adviser promptly of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, the commission and gross or net price, the trade date and settlement date and the identity of the effecting broker or dealer. Sub-adviser shall from time to time provide Custodian and Adviser with evidence of authority of its personnel who are authorized to give instructions to Custodian.

C.

Adviser acknowledges that Sub-adviser is not the compliance agent for the Fund or for Adviser, and does not have access to all of the Fund’s books and records necessary to perform certain compliance testing. To the extent that Sub-adviser has agreed to perform the services specified in this Section hereof in accordance with applicable law (including sub-chapters M and L of the Code, the 1940 Act and the Advisers Act (“Applicable Law”)) and in accordance with the Fund’s Articles of Incorporation and By-laws, policies and determinations of the Board and Adviser and the Fund’s current Registration Statement received by Sub-adviser (collectively, the “Charter Requirements”), the Sub-adviser shall perform such services based upon its books and records with respect to the Portfolio, which comprise a portion of the Portfolio’s books and records, and upon written instructions received from the Fund, Adviser or the Fund’s administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such instructions provided by the Fund, Adviser or the Fund’s administrator.

D.	Unless Adviser advises Sub-adviser in writing that the right to vote proxies has been expressly reserved to Adviser or the Fund or otherwise delegated to another party, Sub-adviser shall exercise voting rights incident to any securities held in the Portfolio without consultation with Adviser or Fund, provided that Sub-adviser will follow any written instructions received from Adviser or Fund with respect to voting as to particular issues thirty days prior to the vote. Sub-adviser shall further respond to all corporate action matters incident to the securities held in the Portfolio including, without limitation, proofs of claim in bankruptcy and class action cases and shelf registrations.

E.	Upon request of Custodian and/or Fund, Sub-adviser shall provide assistance in connection with the determination of the fair value of securities in the Portfolio for which market quotations are not readily available and the parties to this Agreement agree that the Sub-adviser shall not bear responsibility or liability for the determination or accuracy of the valuation of any portfolio securities and other assets of the Portfolio.

F.	In the performance of its duties hereunder, Sub-adviser is and shall be an independent contractor and except as expressly provided for herein or otherwise expressly provided or authorized shall have no authority to act for or represent the Portfolio or the Fund in any way or otherwise be deemed to be an agent of the Portfolio, the Fund or of Adviser.

IV.	Compensation. For the services provided pursuant to this Agreement, Sub-adviser shall receive an investment management fee as set forth in Schedule 1, attached hereto and incorporated herein by reference. The management fee shall be accrued and computed daily based on the average daily net assets of the Portfolio as determined at the close of the New York Stock Exchange and payable monthly in arrears to Sub-adviser on or before the 10th day of the next succeeding calendar month. If this Agreement becomes effective or terminates before the end of any month, the investment management fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

V.	Expenses. Except for expenses specifically assumed or agreed to be paid by Sub-adviser pursuant hereto, Sub-adviser shall not be liable for any expenses of Adviser, the Fund or any Portfolio, including, without limitation, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Portfolio; and (iii) Custodian fees and expenses. Sub-adviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

VI.	Duties of Adviser. Adviser has furnished Sub-adviser with copies of each of the following documents and will furnish to Sub-adviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:

A.	The Articles of Incorporation of the Fund, as filed with the State of Minnesota, as in effect on the date hereof and as amended from time to time (“Articles”);

B.	The by-laws of the Fund as in effect on the date hereof and as amended from time to time (“By-Laws”);

C.	Certified resolutions of the Board authorizing the appointment of Adviser and Sub-adviser and approving the form of the Advisory Agreement and this Agreement;

D.	The Fund’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”) on Form N-1A, as filed with the Securities and Exchange Commission (“SEC”) relating to the Portfolio and its shares and all amendments thereto (“Registration Statement”);

E.	The Notification of Registration of the Fund under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

F.	The Portfolio’s most recent prospectus (the “Prospectus”);

G.	Any proxy statements of the Fund sent to shareholders of the Portfolio for the purpose of voting on matters affecting the Portfolio; and

H.	Copies of reports made by the Fund to its shareholders.

Adviser shall furnish Sub-adviser with any further documents, materials or information that Sub-adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

VII.	Portfolio Transactions.

A.	Sub-adviser agrees that, in executing portfolio transactions and selecting brokers or dealers, if any, it shall use its best efforts to seek on behalf of the Portfolio the best overall terms available. In assessing the best overall terms available for any transaction, Sub-adviser shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, with respect to the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, Sub-adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”)) provided to Sub-adviser with respect to the Portfolio and/or other accounts over which Sub-adviser exercises investment discretion. Sub-adviser may, in its discretion, agree to pay a broker or dealer that furnishes such brokerage or research services a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if Sub-adviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of Sub-adviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). Sub-adviser shall, upon request from Adviser, provide such periodic and special reports describing any such brokerage and research services received and the incremental commissions, net price or other consideration to which they relate.

B.	In no instance will portfolio securities be purchased from or sold to Sub-adviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

C.	Sub-adviser may buy securities for the Portfolio at the same time it is selling such securities for another client account and may sell securities for the Portfolio at the time it is buying such securities for another client account. In such cases, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Fund as may be in effect from time to time, Sub-adviser may effectuate cross transactions between the Portfolio and such other account if it deems this to be advantageous. The Sub-adviser’s affiliated broker/dealers may effectuate cross transactions between the Portfolio and its customers in accordance with such procedures of the Fund as may be in effect from time to time.

D.

On occasions when Sub-adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Sub-adviser, Sub-adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-adviser in the manner Sub-adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

VIII.	Ownership of Records. Sub-adviser shall maintain all books and records required to be maintained by a sub-investment adviser of a registered investment company pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Portfolio. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Sub-adviser hereby agrees (A) that all records that it maintains for the Portfolio are the property of the Fund, (B) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (C) to surrender promptly to the Fund any records that it maintains for the Fund upon request by the Fund; provided, however, Sub-adviser may retain copies of such records.

IX.	Reports and Meetings.

A.	Sub-adviser shall furnish to the Board or Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as are required by law or that the Board or Adviser, as appropriate, may reasonably require on quarterly or annual timeframes, including, without limitation: compliance reporting and certification with respect to:

1.	Affiliated Brokerage Transactions

2.	Affiliated Underwritings

3.	Cross Transactions

4.	Prospectus Compliance

5.	Code of Ethics

B.	Sub-adviser shall make available in person to the Board on an annual basis and to Adviser personnel on a periodic basis the portfolio manager of the Portfolio or an appropriate investment professional of Sub-adviser to review the investments and the investment program of the Portfolio and the services provided by Sub-adviser hereunder.

X.	Services to Other Clients. Nothing contained in this Agreement shall limit or restrict (i) the freedom of Sub-adviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of Sub-adviser, who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

XI.	Sub-adviser’s Use of the Services of Others. Sub-adviser may, at its cost, employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing Sub-adviser or the Fund or Portfolio, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as Sub-adviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Fund or the Portfolio, as appropriate, or in the discharge of Sub-adviser’s overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

XII.	Liability of Sub-adviser; Indemnification. Neither Sub-adviser nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Fund, the Portfolio (at the direction or request of Sub-adviser) or Sub-adviser in connection with Sub-adviser’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement (collectively, “Related Persons”), shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Fund or Portfolio or (ii) any error of fact or mistake of law contained in any report or data provided by Sub-adviser, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance by Sub-adviser or such Related Person of Sub-adviser’s duties under this Agreement on behalf of the Fund or Portfolio or from reckless disregard by Sub-adviser or any such Related Person of the duties of Sub-adviser pursuant to this Agreement (each of which is referred to as a “Culpable Act”).

Notwithstanding the foregoing, any stated limitations on liability shall not relieve Sub-adviser from any responsibility or liability Sub-adviser may have under federal statutes.

Sub-adviser shall indemnify Adviser and its Related Persons and hold them harmless from and against any and all actions, suits or claims whether groundless or meritorious and from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities (collectively, “Damages”) arising directly or indirectly out of or in connection with the performance of services by Sub-adviser or its Related Persons hereunder to the extent such Damages result from a Culpable Act.

Adviser shall indemnify Sub-adviser and its Related Persons from and against any Damages arising directly or indirectly out of or in connection with the performance of services by Adviser or its Related Persons under this Agreement or the Advisory Agreement, in each case, to the extent such Damages result from any willful misfeasance, bad faith, or gross negligence in the performance by the Adviser or any of its Related Persons of Adviser’s duties under the Agreement or Advisory Agreement on behalf of the Fund or Portfolio or from reckless disregard by the Adviser or any of its Related Persons of the duties of Adviser pursuant to this Agreement or the Advisory Agreement.

XIII.	Representations of Sub-adviser. Sub-adviser represents, warrants, and agrees as follows:

A.	Sub-adviser (i) is registered as an investment adviser under Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal, Massachusetts or Delaware requirements, or the applicable requirements of any federal regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Adviser of the occurrence of any event that would disqualify Sub-adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.	Sub-adviser has adopted a written code of ethics (the “Sub-adviser Code”) complying with the requirements of Rule 17j-1 under the 1940 Act, as may be amended from time to time, and, has provided the Adviser and the Fund with a copy of the Sub-adviser Code, together with evidence of its adoption. The Sub-adviser certifies that it has adopted procedures reasonably necessary to prevent access persons” as defined in Rule 17j-1 (“Access Persons”) from violating the Sub-adviser Code. On a quarterly basis, Sub-adviser will either; (i) certify to Adviser that Sub-adviser and its Access Persons have complied with Sub-adviser Code with respect to the Portfolio, or (ii) identify any material violations of the Sub-adviser Code which have occurred with respect to the Portfolio. In addition, Sub-adviser will furnish at least annually to Adviser and the Board a written report that (a) describes any issues arising under the Sub-adviser Code since the last report to the Board, including, but not limited to, information about material violations of the Sub-adviser Code with respect to the Portfolio and sanctions imposed in response to the material violations and (b) certifies that the Sub-adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Sub-adviser Code.

C.	Sub-adviser has provided Adviser and the Fund with a copy of its Form ADV as most recently filed with the SEC and, if not so filed, the most recent Part 2 of Form ADV, and will, promptly after filing any amendment to its Form ADV with the SEC, and, if not so filed, any amendment to Part 2 of its Form ADV, furnish a copy of such amendment to Adviser.

XIV.	Representations of Adviser. Adviser represents, warrants, and agrees as follows:

A.	Adviser (i) is registered as an investment adviser under Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by its management agreement with the Fund; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Sub-adviser of the occurrence of any event that would disqualify Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.	Adviser and the Fund have adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act, as may be amended from time to time.

C.	Adviser has provided Sub-adviser with a copy of its Form ADV as most recently filed with the SEC and, if not so filed, the most recent Part 2 of Form ADV, and will, promptly after filing any amendment to its Form ADV with the SEC, and, if not so filed, any amendment to Part 2 of its Form ADV, furnish a copy of such amendment to Sub-adviser.

XV.	Compliance with Applicable Regulations. In performing its duties hereunder, Sub-adviser shall have compliance procedures reasonably calculated to ensure compliance with all applicable provisions of the 1940 Act and the Advisers Act, and any rules and regulations adopted thereunder; Subchapter M of the Code; the provisions of the Registration Statement, as provided by Adviser to Sub-adviser; the provisions of the Articles and the By-Laws of the Fund, as the same may be amended from time to time, as provided by Adviser to Sub-adviser; and any other applicable provisions of federal securities law.

XVI.

Term of Agreement. This Agreement shall become effective with respect to the All Cap Portfolio on the Effective Date and, with respect to any additional Portfolio, on the date of receipt by the Adviser of notice from the Sub-adviser in accordance with Section II hereof that the Sub-adviser is willing to serve as Sub-adviser with respect to such Portfolio. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the Effective Date with respect to the All Cap Portfolio and, with respect to each additional Portfolio, for two years from the date on which this Agreement becomes effective with respect to such Portfolio. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Portfolio, subject to the termination provisions and all other terms and conditions hereof, so long as (a) such continuation shall be specifically approved at least annually (i) by either the Board, or by vote of a majority of the outstanding voting securities of the Portfolio; (ii) in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of the Fund who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (b) Sub-adviser shall not have notified the Fund, in writing, at least 60 days prior to such approval that it does not desire such continuation.

XVII.	Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Portfolio on at least 60 days’ prior written notice to Sub-adviser. This Agreement may also be terminated by Adviser: (i) on at least 60 days’ prior written notice to Sub-adviser, without the payment of any penalty; or (ii) upon material breach by Sub-adviser of any of the representations and warranties set forth in Paragraph 13 of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach. Sub-adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days’ prior notice to Adviser. This Agreement shall terminate automatically in the event of its “assignment, as such term is defined in the 1940 Act, or upon termination of the Advisory Agreement. Any approval, amendment, or termination of this Agreement by the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of any Portfolio shall be effective to continue, amend or terminate this Agreement with respect to any such Portfolio notwithstanding (i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Portfolio affected thereby, and/or (ii) that such action has not been approved by the vote of a majority of the outstanding voting securities of the Fund, unless such action shall be required by any applicable law or otherwise.

XVIII.	Use of Sub-adviser’s Name. The parties agree that the name of Sub-adviser, the names of any affiliates of Sub-adviser and any derivative, logo, trademark, service mark or trade name are the valuable property of the Sub-adviser and its affiliates. Adviser and the Fund shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of Sub-adviser which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

Upon termination of the Agreement, Adviser and the Fund shall forthwith cease to use such name(s), derivatives, logos, trademarks, service marks or trade names. Adviser and the Fund agree they will review with Sub-adviser any advertisement, sales literature, or notice prior to its use that makes reference to Sub-adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names, it being understood that Sub-adviser shall have no responsibility to ensure of the adequacy of the form or content of such materials for purposes of the 1940 Act or other applicable laws and regulations. If Adviser or the Fund makes an unauthorized use of Sub-adviser’s names, derivatives, logos, trademarks, service marks or trade names, the parties acknowledge that Sub-adviser shall suffer irreparable hard for which monetary damages are inadequate and thus, Sub-adviser will be entitled to injunctive relief.

XIX.	Review of Fund Documents. During the term of this Agreement, Adviser shall furnish to Sub-adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to Sub-adviser or its clients in any way, prior to the use thereof, and Adviser shall not use any such materials if Sub-adviser reasonably objects in writing in five (5) days (or such other time as may be mutually agreed, which would include longer time periods for review of the Fund’s prospectus and other parts of the registration statement) after receipt thereof.

XX.	Confidentiality. All information furnished by one party to the other party (including their respective agents, employees and representatives) hereunder shall be treated as confidential and shall not be disclosed to third parties, except if it is otherwise in the public domain or, with notice to the other party, as may be necessary to comply with applicable laws, rules, regulations, subpoenas or court orders. Without limiting the foregoing, Adviser acknowledges that the securities holdings information of the Portfolio(s) constitutes trade secrets of the Sub-adviser, and that it is of great value and importance to the success of Sub-adviser’s business and the protection of its clients, and agrees (1) not to use for any purpose, other than for Adviser or the Fund, or their agents, to supervise or monitor Sub-adviser, the holdings or trade-related information of the Fund; and (2) not to disclose the Portfolio(s)’ holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board, counsel to the Board, counsel to the Fund, the administrator or any sub-administrator, the independent accounts and any other agent of the Fund; or (d) as otherwise agreed to by the parties in writing. Adviser shall provide Sub-Adviser with prior notice of any anticipated change to the Fund’s portfolio holdings disclosure policies from those described in the registration statement of the Fund at any given time. Further, Adviser agrees that information supplied by Sub-adviser, including approved lists, internal procedures, compliance procedures and any board materials, is valuable to Sub-adviser, and Adviser agrees not to disclose any of the information contained in such materials, except: (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to the Board, counsel to the Board, counsel to the Fund, the administrator or any sub-administrator, the independent accountants and any other agent of the Fund; or (iv) as otherwise agreed to by the parties in writing.

XXI.	Amendments, Waivers, etc. Provisions of this Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement (including any exhibits hereto) may be amended at any time by written mutual consent of the parties, subject to the requirements of the 1940 Act, the Advisers Act, and rules and regulations promulgated and orders granted thereunder.

XXII.	Notification. Sub-adviser will notify Adviser promptly of any change in the personnel of Sub-adviser with responsibility for making investment decisions in relation to the Portfolio or who have been authorized to give instructions to Custodian.

XXIII.	Miscellaneous.

A.	Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of the Commonwealth of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control.

B.	Insurance. Adviser, the Fund and Sub-adviser each agree to maintain errors and omissions or professional liability insurance coverage in an amount that is reasonable in light of the nature and scope of its respective business activities.

C.	Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

D.	Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

E.	Notice. Any notice under this Agreement shall be in writing, addressed and delivered and mailed, postage prepaid, to the other party, with a copy to the Fund, at the addressed below or such other address as such other party may designate for the receipt of such notice.

If to Adviser:	Thrivent Financial for Lutherans
625 Fourth Avenue South
Minneapolis MN 55415
Attention: Investment Division

If to Sub-adviser:	Pyramis Global Advisors, LLC
53 State Street
Boston, MA 02109
Attention: Chief Administrative Officer

F.	Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Portfolio.

G.	Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

H.	If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall be deemed to be severable.

I.	Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

J.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

THRIVENT FINANCIAL FOR LUTHERANS

Attest:	/s/ Mary K. Borowski	By:	/s/ Russell W. Swansen
Name:	Mary K. Borowski	Name:	Russell W. Swansen
		Title:	Senior Vice President and Chief Investment Officer

THRIVENT SERIES FUND, INC.

Attest:	/s/ Mary K. Borowski	By:	/s/ Russell W. Swansen
Name:	Mary K. Borowski	Name:	Russell W. Swansen
		Title:	Vice President

PYRAMIS GLOBAL ADVISORS, LLC

Attest:	/s/ Gregory T. Push	By:	/s/ Michael Howard
Name:	Gregory T. Push	Name:	Michael Howard
		Title:	Senior Vice President

Schedule I

Dated as of November 13th, 2006

Sub-advisory Fees

All Cap Portfolio

Average Net Daily Assets	Annual Rate
$0 – 100 million	0.60%
$100 – 500 million	0.55%
$500 – 750 million	0.50%
$750+ million	0.45%

15